Exhibit 21.1

Subsidiaries

Entity	Country
Quepasa.com de Mexico	Mexico
MeetMe Online Brasil S/S Ltda	Brazil
Skout, LLC	United States
If(we), Inc.	United States
Lovoo GmbH	Germany
TMG Holding Germany GmbH	Germany
Initech, LLC	United States